Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SciClone to Restate Financial Statements for 2012 and 2011 Periods

Restatement is Expected to Increase 2012 Earnings Before Income Taxes by Approximately $2 Million and to Decrease 2011 Earnings Before Income Taxes by Less Than $1 Million

Foster City, Calif. – February 22, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that it will be restating its financial statements for each of the first, second and third quarters of 2012 and financial statements for each of the second and third quarters of 2011 and for the year ended December 31, 2011. The restatement primarily relates to accounting errors within the Company’s subsidiary NovaMed in China pertaining to the timing of Pfizer product revenue recognition and the recognition of product return reserves as to Aggrastat®. The Company acquired NovaMed in April 2011.

Commented Friedhelm Blobel, Ph.D., SciClone Chief Executive Officer: “The decision to proceed with a restatement, which is expected to increase our 2012 revenues and earnings, and decrease our 2011 revenues and earnings, was made after careful review of all the available facts, the applicable technical accounting rules regarding revenue recognition, and with the full cooperation and input of our independent registered public accounting firm, Ernst & Young. We were particularly cautious as we were concerned about any change that increases more recent year revenues and earnings. However, after our close review and our consultation with our auditors, we decided that this change was necessary for revenue recognition accounting compliance with Generally Accepted Accounting Principles (GAAP).”

As a separate matter, Ernst & Young has informed the Company that it has made a decision not to stand for re-appointment as its independent registered public accounting firm for the fiscal year ending December 31, 2013. Jon S. Saxe, J.D., SciClone Chairman of the Audit Committee, commented: “We want to express our sincere appreciation to Ernst & Young for their work for us over many years, and look forward to continuing to work with their team to complete the 2012 year-end audit. We want to emphasize that there have been no disagreements between the Company and Ernst & Young. The timing, which we fully support, permits us to coordinate the selection of a new auditing firm. We are having discussions with other auditing firms that have broad experience and expertise in working with companies operating in the China market and anticipate establishing a new relationship that would commence when Ernst & Young completes their work.”

The Company believes the impact of the changes for the first nine months of 2012 will be to increase the Company’s revenue by approximately $3 million, and to increase the

Company’s income before income taxes by approximately $2 million. The Company also believes the changes for the year ended December 31, 2011 will decrease the Company’s revenue by approximately $1 million and decrease the Company’s income before income taxes by less than $1 million. The Company believes the impact of the changes will be to increase goodwill related to the acquisition of NovaMed by approximately $2 million. While the Company expects that there would be other balance sheet and statement of cash flows adjustments for the relevant periods, the restatements would not impact the Company’s previously reported cash or cash equivalents balances.

Further specifics about the restatement are detailed in a Form 8-K being filed today. The Company intends to amend its 2011 Annual Report on Form 10-K and other filings, as appropriate, as soon as reasonably practicable.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a leading hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to changes in results that may occur in completing the close of SciClone’s consolidated financial statements for fiscal year 2012 and completing the audit of SciClone’s consolidated financial statements for fiscal year 2012. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.